Exhibit d(vi)
SSgA Funds Management Inc.
One Lincoln Street
Boston, MA 02111
June 19, 2007
Ryan Louvar, Assistant Secretary
streetTRACKS Index Shares Funds
One Lincoln Street
Boston, MA 02111
Dear Mr. Louvar:
     This letter serves to inform the Trust that SSgA Funds Management, Inc. (“SSgA FM”) has contractually agreed to waive a portion of its management fee for SPDR® S&P® BRIC 40 ETF (the “Fund”) and reimburse certain expenses to the extent necessary to limit the Fund’s total annual operating expenses to 0.40%. This waiver will initially remain in effect until January 31, 2009 and shall automatically renew for successive annual periods, unless SSgA FM provides notice to the Fund of its intent not to renew prior to the start of the next annual period. The terms of the waiver are subject to the terms and conditions of the Investment Advisory Agreement, dated July 1, 2004 and as amended from time to time, between the Trust and SSgA FM.

SSgA Funds Management, Inc.
By:	/s/ James Ross
	Name:	James Ross
	Title:	President